Exhibit 5.1
July 18, 2006
Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, NY 10281

Re:	Registration Statement on Form S-11
Registration No. 333-130256

Ladies and Gentlemen:
          We have served as Maryland counsel to Crystal River Capital, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of up to 10,465,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company, consisting of up to (a) 10,465,000 Shares (the “Company Shares”) offered by the Company (including up to 1,365,000 Company Shares issuable pursuant to an over-allotment option) and (b) 1,038,100 Shares (the “Stockholder Shares”) offered by selling stockholders, covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.
          In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
          1. The Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the 1933 Act;
          2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
          3. The Bylaws of the Company, certified as of a recent date by an officer of the Company;

Crystal River Capital, Inc.
July 18, 2006

          4. Resolutions adopted by the Board of Directors of the Company (the “Resolutions”), relating to the issuance of the Shares, certified as of a recent date by an officer of the Company;
          5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
          6. A certificate executed by an officer of the Company, dated as of a recent date; and
          7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.
          In expressing the opinion set forth below, we have assumed the following:
          1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.
          2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
          3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
          4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.
          5. The Shares have not been, and will not be, issued or transferred in violation of any restriction or limitation contained in Article VI of the Charter.

Crystal River Capital, Inc.
July 18, 2006

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
          1. The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
          2. The Company Shares have been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Resolutions, the Company Shares will be validly issued, fully paid and non-assessable.
          3. The Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
          The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to the federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
          The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
          This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, in connection with its opinion of even date herewith) without, in each instance, our prior written consent.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP